Exhibit 99.1

NEWS RELEASE
27680 Franklin Road Southfield, Michigan 48034
FOR IMMEDIATE RELEASE

Investor Contact:	Company Contact:
Deborah K. Pawlowski/James M. Culligan	David G. Burke
Kei Advisors LLC	Chief Financial Officer
Phone: 716.843.3908/ 716.843.3874	Phone: 248.223.9160
Email: dpawlowski@keiadvisors.com/jculligan@keiadvisors.com	Email: dgburke@baggerdaves.com
Diversified Restaurant Holdings Obtains New
$15 Million Credit Facility
Refinancing is expected to free up $1 million in cash flow over next 12 months
SOUTHFIELD,MI, May 7, 2010 — Diversified Restaurant Holdings, Inc. (OTCBB: DFRH) (“DRH” or “the Company”), the owner/operator and soon to be franchisor of the unique, full service fast-casual restaurant and bar, Bagger Dave’s Legendary Burgers & Fries® (“Bagger Dave’s”), and a leading franchisee for Buffalo Wild Wings® (“BWW”), announced today that it has entered into a comprehensive credit facility with RBS Citizens N.A. that establishes a new development line of credit and provides for the refinancing of substantially all of the Company’s senior debt.
As part of the credit facility, DRH received a new $6 million development line of credit that will be used to expand the number of BWW locations in the states of Michigan and Florida and to develop additional Bagger Dave’s stores. The credit facility also includes a $9 million senior secured term loan of which DRH expects to use approximately $8.7 million to repay substantially all of its outstanding senior debt and related early repayment fees. Interest on the development line of credit will be based on a floating rate tied to LIBOR while interest on the senior secured term loan will be based on a fixed-rate swap arrangement at a rate of 7.10 percent. The refinancing is expected to free up over $1.0 million in cash flow over the next 12 months.
Michael Ansley, President and Chief Executive Officer of DRH, commented, “The financial flexibility gained with this new credit facility is significant in that it enables us to accelerate our growth strategy by providing capital and freeing up cash for new stores. It also simplifies our balance sheet, which has been one of our long-term corporate strategies.”
“In February, we opened our third Bagger Dave’s location, which gained traction rapidly and has exceeded our performance expectations while building the momentum of the concept. We plan to continue to expand the Bagger Dave’s footprint in the greater Detroit area as well as throughout Michigan, Ohio and Indiana, utilizing both corporate-owned and franchised locations. With the new line, if a suitable location can be secured, we plan to open an additional store this year. We also plan to open two new BWW restaurants in Michigan this year. Beyond 2010, there’s significant growth potential under our agreement with BWW that allows for a total of 38 stores in Michigan and Florida by 2017”, Mr. Ansley concluded.
DRH currently owns and operates three Bagger Dave’s in the metropolitan Detroit area and is the franchisee of 16 BWW restaurants (with 11 in Michigan and five in Florida).

Diversified Restaurant Holdings Obtains New $15 Million Credit Facility
May 7, 2010

About Diversified Restaurant Holdings
Diversified Restaurant Holdings, Inc. owns and operates its own unique, full-service restaurant concept, Bagger Dave’s Legendary Burgers and Fries® (“Bagger Dave’s”), which falls within the fast-casual dining segment and was launched in January 2008. Bagger Dave’s® offers a full-service restaurant and bar at a fast casual price point for friends and families in a casual, comfortable atmosphere. The menu features freshly made burgers (never frozen) accompanied by more than 30 toppings from which to choose, fresh-cut fries, and hand-dipped milkshakes. Signature items include Sloppy Dave’s BBQ®, Train Wreck Burger®, and Bagger Dave’s Amazingly Delicious Turkey Black Bean Chili™. Currently, there are three locations in the state of Michigan and franchise registrations recently filed in the states of Michigan, Indiana, and Ohio. The concept focuses on local flair with the interior showcasing historic photos of the city in which it resides. There’s also an electric train that runs above the dining room and bar areas. All current and future locations will be smoke-free. For more information, please visit www.baggerdaves.com
DRH also is a leading Buffalo Wild Wings® (“BWW”) franchisee, handling the operations of 16 Buffalo Wild Wings restaurants (five in Florida and 11 in Michigan). The Company has received franchise awards for the Highest Annual Restaurant Sales and operates four of the top 25 franchise restaurants in sales volume in the BWW system.
Diversified Restaurant Holdings routinely posts news and other important information on its Web site at www.diversifiedrestaurantholdings.com.
Safe Harbor Regarding Forward Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.
Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “projects,” “anticipates,” “believes,” “could,” and other similar words. Forward-looking statements are based upon the current beliefs and expectations of management. All statements addressing operating performance, events, or developments that DRH expects or anticipates will occur in the future, including but not limited to franchise sales, store openings, financial performance, and adverse developments with respect to litigation or increased litigation costs, the operation or performance of the Company’s business units, or the market price of its common stock are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. Actual results may vary materially from those contained in forward-looking statements based on a number of risk factors and uncertainties including, without limitation, our ability to operate in new markets, the cost of commodities, the success of our marketing and other initiatives to attract customers, customer preferences, operating costs, economic conditions, competition, the availability of financing for franchisees and the Company, and the impact of applicable regulations. These and other risk factors and uncertainties are more fully described in DRH’s most recent Annual and Quarterly Reports filed with the Securities and Exchange Commission. Undue reliance should not be placed on DRH’s forward-looking statements. Except as required by law, DRH disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this press release.
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